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As filed with the Securities and Exchange Commission on April 16, 2002

Registration Number 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ARCHER-DANIELS-MIDLAND COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	41-0129150 (I.R.S. Employer Identification Number)

4666 Faries Parkway
Decatur, Illinois 62526
(Address of principal executive offices)

ARCHER-DANIELS-MIDLAND COMPANY
VOLUNTARY EMPLOYEE PAYROLL DEDUCTION STOCK PURCHASE PLAN
(Full title of the plan)

David J. Smith
Senior Vice President, Secretary and General Counsel
Archer-Daniels-Midland Company
4666 Faries Parkway
Decatur, Illinois 62526
(217) 424-5200
(Name, address and telephone number of agent for service)

Calculation of Registration Fee

Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of Registration fee

Common Stock (without par value)	300,000 shares	$13.98	$4,194,000	$385.85

(1)
Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Registrant's Common Stock on April 12, 2002.

Part II—Information Required in the Registration Statement

Item 3.    Incorporation of Documents by Reference

        The following documents filed with the Securities and Exchange Commission (the "Commission") by Archer-Daniels-Midland Company (the "Company") are incorporated in this Registration Statement by reference:

  (1)
  The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001;

  (2)
  All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") since June 30, 2001; and

  (3)
  The description of the Company's Common Stock which is included in registration statements and reports filed under the Exchange Act from time to time.

        All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in and to be a part of this Registration Statement from the date of filing of such documents.

        Any statement contained in a document incorporated by reference herein shall be modified or superseded for purposes of this Registration Statement if it is modified or superseded by a statement in this Registration Statement or in a document which is also incorporated by reference in this Registration Statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities

        Not applicable.

Item 5.    Interests of Named Experts and Counsel

        Not applicable.

Item 6.    Indemnification of Directors and Officers

        Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee or agent of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him ("Expenses"), and judgments, fines and amounts paid in settlement of the action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, if the person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, the person is entitled to indemnity for such Expenses as the court deems proper. Delaware law also provides for mandatory indemnification of any director or officer against Expenses to the extent such person has been successful in any proceeding covered by the statute.

        Delaware law also permits (i) corporations to include a provision in their certificates of incorporation limiting or eliminating the personal liability of a director to a corporation or its stockholders, under certain circumstances, for monetary damages for breach of fiduciary duty as a director and (ii) the general authorization of advancement of a director's or officer's litigation expenses, including by means of a mandatory charter or bylaw provision to that effect, in lieu of requiring the authorization of such advancement by the board of directors in specific cases. In addition, Delaware law provides that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

        Article Fourteenth of the Company's Certificate of Incorporation and Article VI of its Bylaws provide for the broad indemnification of the Company's officers and directors and limit the personal monetary liability of the Company's directors to the fullest extent permitted by Delaware law. The Company has also entered into indemnification contracts with certain of its directors and officers and maintains insurance coverage relating to certain liabilities of its directors and officers.

Item 7.    Exemption from Registration Claimed

        Not applicable.

Item 8.    Exhibits

        The following is a complete list of Exhibits filed or incorporated by reference as part of this Registration Statement:

Exhibit	Description
4.1
Composite Certificate of Incorporation, as amended, of the Company (incorporated by reference to Exhibit 3(i) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, filed November 13, 2001).
4.2	Bylaws, as amended and restated, of the Company (incorporated by reference to Exhibit 3(ii) to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed May 12, 2000).
23.1	Consent of Ernst & Young LLP.
24	Powers of Attorney.

Item 9.    Undertakings

(a)
The Company hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Decatur, State of Illinois, on April 15, 2002.

ARCHER-DANIELS-MIDLAND COMPANY
By:	/s/ DAVID J. SMITH David J. Smith Senior Vice President, Secretary and General Counsel

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 15, 2002.

/s/ G. ALLEN ANDREAS, JR.* G. Allen Andreas, Jr. Chairman and Chief Executive Officer (Principal Executive Officer)
/s/ DOUGLAS J. SCHMALZ Douglas J. Schmalz Senior Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ STEVEN R. MILLS Steven R. Mills Group Vice President and Controller (Principal Accounting Officer)
Signature	Title
Mollie H. Carter*	Director
Herman de Boon*	Director
Roger S. Joslin*	Director
Sandra Andreas McMurtrie*	Director
David J. Mimran*	Director
M. Brian Mulroney*	Director
John K. Vanier*	Director
O. Glenn Webb*	Director

        * David J. Smith, by signing his name hereto, does hereby sign this document on behalf of each of the above named directors of the Registrant pursuant to powers of attorney duly executed by each person.

By:	/s/ DAVID J. SMITH David J. Smith Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Description	Method of Filing
4.1	Composite Certificate of Incorporation, as amended, of the Company	IBR
4.2	Bylaws, as amended and restated, of the Company	IBR
23.1	Consent of Ernst & Young LLP.	E
24	Powers of Attorney.	E
Legend:	E	=	Electronic Filing
	IBR	=	Incorporated by Reference

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Part II—Information Required in the Registration Statement
  Item 3. Incorporation of Documents by Reference
  Item 4. Description of Securities
  Item 5. Interests of Named Experts and Counsel
  Item 6. Indemnification of Directors and Officers
  Item 7. Exemption from Registration Claimed
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES
EXHIBIT INDEX